EMPLOYMENT AGREEMENT

     JOHN B. HATFIELD ("Employee"), is presently employed by FREDERICK'S OF HOLLYWOOD, INC., a Delaware corporation ("Company"), serving under an "at will" arrangement as Company's Executive Vice President, Chief Financial Officer and Administrative Officer, reporting to the Chairman of the Board, President and Chief Executive Officer ("CEO"). In consideration of Employee's continued employment, Company and Employee hereby enter into this employment agreement ("Agreement") as follows:

     1. Employee accepts continued "at will" employment by Company upon the same terms and conditions as have existed prior to the date of this Agreement, except as modified hereby. Employee's present annual compensation is $173,500.00, and this amount, or the amount fixed from time to time by the Compensation Committee of the Board on the recommendation of CEO is the "Base Compensation" for purposes of this Agreement.

     2. If Employee is terminated for any reason during a period of twelve months following the occurrence of an "Event" as defined at Section 3, or voluntarily terminates his employment
(i) during the period commencing at the end of the sixth month following an Event and ending at the expiration of the twelfth month following an Event, or (ii) at any time following an Event for "Good Reason" as defined in Section 4, Employee shall receive a lump sum amount in addition to any compensation otherwise due him, equal to one year's Base Compensation and, for one year following termination, free participation in any employee insurance, medical or dental plans ("Benefit Plan(s)") in which he participated immediately prior to termination, or in a substitute benefit plan or plans substantially equivalent to such Benefit Plan(s).

     3. The occurrence of any one or more of the following shall constitute an "Event" for the purposes of this Agreement:

          a. If any person (other than any person who as of the date hereof is the beneficial owner of ten percent (10%) or more of the Company"s voting securities), or group of persons acting in concert becomes the beneficial owner of thirty percent (30%) or more of the Company's outstanding voting securities or securities convertible into such amount of voting securities; or

          b. The shareholders of Company approve (i) a merger or consolidation of the Company with any other corporation, (ii) a plan of complete liquidation of Company, or (iii) an agreement for the sale or disposition by Company of all or substantially all of Company's assets. However, no merger or consolidation shall be deemed an Event if the voting securities of Company outstanding immediately prior to a merger or consolidation continue to represent at least eighty percent (80%) of the combined voting power of the voting securities of Company, or any surviving entity, outstanding immediately thereafter.

     4.   Following an Event, unless corrected within fifteen
(15) days of written notice from Employee to Company, "Good Reason" for Employee to voluntarily terminate employment means any adverse alteration in the nature or status of Employee's responsibilities from those in effect immediately preceding an Event; any reduction by Company in the Employee's Base Compensation; a relocation of Employee to an employment site more than thirty (30) miles from his present employment location; requiring Employee to travel on Company business to an extent substantially inconsistent with Employee's business travel obligations prior to an Event, or the failure by Company to continue: (i) any Benefit Plan or any substitute plan adopted following an Event, or (ii) Employee's participation therein on a basis not materially less favorable both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants.

     5. This Agreement: (i) shall be construed under the law of contracts of the State of California; (ii) merges in it all prior representations and negotiations, and is the final, exclusive statement of the terms and conditions of agreement; (iii) may not be amended or contradicted except by a later writing signed by the party to be charged: (iv) shall not be assignable without written consent of all parties; (v) shall benefit and bind each party's successor, of whatever legal description; (vi) may be executed in counterparts, which nevertheless constitute one and the same agreement, and (vii) is deemed the joint legal product of all parties, no matter the draftsman's identity. Employee's continued employment shall not constitute consent to, or a waiver of rights hereunder, nor shall Employee be required to mitigate the amount of any payment or benefit under this Agreement by seeking other employment, or otherwise. Company has no right to offset any Benefit Plan payment, Employee debt to Company, or any subsequent earnings or benefits of Employee from any source against any consideration due employee hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement on April 19, 1996.

FREDERICK'S OF HOLLYWOOD, INC.          EMPLOYEE:


By /s/ George Townson                   /s/ John B. Hatfield
GEORGE TOWNSON, its                     JOHN B. HATFIELD
Chairman or the Board,
President and Chief
Executive Officer